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                                                                 EXHIBIT (c)(5)

                      Jillian's Entertainment Corporation
                              727 Atlantic Avenue
                                Boston, MA 02111



                                                      June [  ], 1997



Daniel M. Smith
727 Atlantic Avenue
Boston, MA  02111

Dear Mr. Smith:

                  This letter agreement is the Employment Agreement with you referred to in Section 6.1(e) of the Agreement and Plan of Merger dated as of June [ ], 1997 (the "Merger Agreement"), by and among Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings"), Jillian's Entertainment Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Holdings ("Sub") and Jillian's Entertainment Corporation, a Florida corporation ("Jillian's"). As you know, subject to the terms and conditions of the Merger Agreement, Sub will merge with and into Jillian's (the "Merger"), with Jillian's to be the surviving entity (Jillian's, in its capacity as the corporation surviving the Merger, is sometimes hereinafter referred to as the "Company").

                  You currently serve as President and Chief Operating Officer of Jillian's and this Employment Agreement is being entered into as inducement for Holdings, Sub and Jillian's to consummate the Merger and the other transactions contemplated by the Merger Agreement, for other good and valuable consideration and to provide for your services to the Company following the Merger as follows:

                  1. Position; Duties. You shall serve as President and Chief Operating Officer of the Company. As such, you shall report to the Board of Directors (and committees thereof) and the Chief Executive Officer of the Company and shall, in conjunction with the Chief Executive Officer, have supervision and control over, and responsibility for, the general management and operations



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Daniel M. Smith
June [  ], 1997
Page 2

of the Company. You shall use your best efforts to perform these and such other duties generally associated with your position as President and Chief Operating Officer as are reasonably assigned by the Board of Directors or the Chief Executive Officer of the Company. The Company hereby agrees that, for so long as you serve as President and Chief Operating Officer of the Company you shall also serve as a member of the Board of Directors of the Company. You shall in good faith devote substantially all of your time and efforts to the performance of your duties hereunder.

                  2. Term of Employment Agreement. The term of this Employment Agreement shall begin as of the Effective Time (as defined in Section 1.2 of the Merger Agreement) and end as of the close of business on the date which is four years from the Effective Time, subject to earlier termination pursuant to Paragraphs 4(a), (b), (c), (d) or (g).

                  3.       Compensation and Benefits.

                           (a)      Base Salary.  Your base salary shall
be at the annual rate of $150,000, payable in accordance with the Company's normal pay practices.

                           (b)      Bonus; Options.  In addition to your
base salary, you shall be entitled to receive such bonus as the Board of Directors of the Company may, in its sole discretion, award you. The Company anticipates that you will receive a target bonus of fifty percent (50%) of your base salary, based on the achievement of certain performance objectives under the business plan approved by the Board of Directors of the Company for the relevant fiscal year. You will also receive such options to purchase shares of common stock, par value $.001 per share, of Holdings as are set forth in the Purchase Agreement dated as of June [ ], 1997, by and among Holdings, J.W. Childs Equity Partners, L.P. and the other signatories thereto, upon the terms and subject to the conditions set forth therein.




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Daniel M. Smith
June [  ], 1997
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                           (c)      Other.  You shall be entitled to
reimbursement for all reasonable expenses incurred in the performance of your duties hereunder in accordance with the policies of the Company with respect to expenses of its senior executives. You shall be entitled to participate in and receive benefits under the employee benefit plans and arrangements made available to the Company's senior executives. You shall also be entitled to reasonable vacations consistent with the performance of your duties hereunder and the Company's vacation policy for its senior executives.

                  4.       Termination.

                           (a)      Death.  This Employment Agreement
shall terminate upon your death. Upon such termination, the Company shall continue to pay to your estate (or as you or your estate shall direct) your base salary for six months following the Date of Termination (as defined in Paragraph 4(e)).

                           (b)      Disability.  This Employment Agree-
ment may be terminated by the Company by written notice to you if you are unable to fully perform your duties hereunder for a period of 90 days during any period of 12 consecutive months by reason of a medically determinable illness or injury (a "Disability"). Upon such termination, the Company shall continue to pay you your base salary for six months following the Date of Termination.

                           (c)      Cause.  This Employment Agreement may
be terminated by the Company by written notice to you for Cause (as defined in this Paragraph 4(c)). The Company shall have Cause to terminate this Employment Agreement for one or more of the following reasons: (i) disregard of lawful instructions of the Board of Directors of the Company relating to the business or affairs of the Company (the Company having given written notice thereof and the employee having failed to comply, as promptly as is reasonably practicable, with such instructions upon receipt of such notice), (ii) dishonesty or willful misconduct injurious to the Company, whether monetarily or otherwise, of a material nature, (iii) conviction of a



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Daniel M. Smith
June [  ], 1997
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felony or any crime involving moral turpitude, (iv) habitual drunkenness or drug abuse or (v) excessive absenteeism not related to your Disability. Upon such termination, the Company shall continue to pay you your base salary through the Date of Termination.

                           (d)      Without Cause.  This Employment
Agreement may be terminated by the Company by written notice to you without Cause. Upon such termination, the Company shall continue to pay you your base salary through the date which is four years from the Effective Time.

                           (e)      Date and Effect of Termination.  The
date of termination of this Employment Agreement shall be, (i) in the case of Paragraph 4(a), the date of your death, (ii) in the case of Paragraphs 4(b),
(c) or (d), the date specified in the Company's notice to you of such termination or (iii) in the case of Paragraph 4(g), the date of your notice to the Company of such termination (in each case, the "Date of Termination"). Upon any termination of this Employment Agreement pursuant to this Paragraph 4, you shall not be entitled to any further payments or benefits of any nature pursuant to this Employment Agreement, or as a result of such termination or election, except as specifically provided for in this Employment Agreement, in the Company's 1997 Non-Qualified Stock Option Plan or any Option Agreement to which you are a party thereunder, or as may be required by law.

                           (f)      Other Employment.  Notwithstanding
anything in this Employment Agreement to the contrary, if this Employment Agreement is terminated by the Company pursuant to Paragraph 4(d) or (g), and if prior to the date which is four years from the Effective Time you find other employment, your salary due after termination shall be reduced by the value of your compensation in your new employment through the date which is four years from the Effective Time.

                           (g)      Change in Control.  Notwithstanding any
provision herein to the contrary, you shall have the right to terminate this Employment Agreement by written



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Daniel M. Smith
June [  ], 1997
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notice received by the Company within 30 days following a Change in Control (as defined below) of the Company or Holdings. Upon such termination, the Company shall continue to pay you your base salary through the Date of Termination. In the event that this Employment Agreement is terminated by the Company without Cause within three months following a Change in Control of the Company or Holdings, the Company shall continue to pay you your base salary through the date which is four years from the Effective Time; provided, however, that if, in such Change in Control, you are given the opportunity (regardless of whether you exercise such opportunity in whole, in part or not at all) to sell or dispose of, on the same terms as afforded other selling equity holders, the equity securities then held by you in Holdings, then the Company shall have no obligation to continue to pay you any salary pursuant to this Paragraph 4(g) or otherwise. For purposes of this Paragraph 4(g), a "Change in Control" shall be deemed to have occurred if any person, or any two or more persons acting as a group, and all affiliates of such person or persons (a "Group"), who prior to such time owned less than fifty percent (50%) of the then outstanding capital stock of the Company or Holdings, shall acquire such additional shares of the Company's or Holdings' capital stock in one or more transactions or series of transactions, and after such transaction or transactions such Group and its affiliates beneficially own fifty percent (50%) or more of the Company's or Holdings' outstanding capital stock.

                  5. Confidentiality. You agree that during the term of this Employment Agreement and thereafter you will maintain the confidentiality of all confidential information of the Company (including, without limitation, all trade secrets, customer lists, business plans, budgets, forecasts and any other knowledge, information or materials concerning the products, services, research and development, business concepts, marketing, pricing or financial matters of the Company) learned by you in connection with the performance of your duties hereunder or with Jillian's prior hereto, unless (a) any such information becomes generally available to the public other than as a result of disclosure by you or (b) you are requested



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Daniel M. Smith
June [  ], 1997
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or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, in which case you will promptly notify the Company of such request or requirement, so that the Company may seek an appropriate protective order, and cooperate with the Company, at its expense, in seeking such an order. You further agree that you will use such confidential information only in connection with the performance of your duties as described herein.

                  6. Non-competition. During the period from and after the Effective Time to and including the latest of: (a) the date four years from the Effective Time; or (b) the date two years after the Date of Termination (or date of resignation) as a result of your resignation or your termination by the Company with Cause; or (c) the date one year after the Date of Termination relating to your termination by the Company without Cause (the applicable period being referred to herein as the "Prohibition Period"), you will not, directly or indirectly, own, operate or invest in any billiard club or entertainment facility that primarily features billiards or other indoor games, including an entertainment facility that includes a restaurant; provided, however, that any investment by you in a public company resulting in an ownership interest of less than one percent shall not itself constitute a violation of this Paragraph 6.

                  7. Non-solicitation. During the Prohibition Period, you will not, directly or indirectly, hire, recruit, solicit, entice or in any other manner persuade or attempt to persuade any employee, independent contractor, dealer, supplier, client or customer of the Company or any of its subsidiaries to discontinue his or her position or relationship or violate any agreement with the Company or any of its subsidiaries as employee, independent contractor, dealer, supplier, client or customer, respectively, except with the prior written consent of the Board of Directors of the Company, which consent shall be given at the sole discretion of the Board.




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Daniel M. Smith
June [  ], 1997
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                  8. Equitable Relief. You: (a) acknowledge that any breach or attempted breach of the provisions of any of Paragraphs 5, 6 or 7 will cause immediate and irreparable harm to the Company and that a remedy at law for any such breach or attempted breach shall be inade- quate; (b) agree that the Company shall be entitled to an injunction before trial, specific performance and such other legal or equitable remedies as may be available to it with respect to any such breach or attempted breach; and (c) agree to waive any requirements for the securing or posting of any bond in connection with the obtaining of any such injunctive or equitable relief.

                  9. Life Insurance. The Company may, at its discretion, and at any time after the Effective Time, apply for and procure, as owner and for its own benefit, and at its own expense, insurance on your life, in such amount and in such form or forms as the Company may determine. You shall have no right or interest whatsoever in such policy or policies, but you agree that you will, at the request of the Company, submit yourself to such medical examinations, supply such information and execute and deliver such documents as may be required by the insurance company or companies to which the Company has applied for such insurance.

                  10. Successors; Assigns; Amendment; Notice. This Employment Agreement shall be binding upon and shall inure to the benefit of the Company and its successors. This Employment Agreement shall be binding upon you and shall inure to the benefit of your heirs, executors, administrators and legal representatives, but shall not be assignable by you. This Employment Agreement may be amended or altered only by the written agreement of the Company and you. All notices or other communication permitted or required under this Employment Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested) to you or the Company at the respective addresses on the first page of this Employment Agreement, or such other address as shall be furnished in writing by you or the Company to the other.




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Daniel M. Smith
June [  ], 1997
Page 8

                  11. Entire Agreement. This Employment Agreement embodies the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersedes all such prior agreements and understandings.

                  12. Severability. If any term, provision, covenant or restriction of this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Employment Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  13. Governing Law. This Employment Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts under seal made and to be performed in such Commonwealth without giving effect to the principles of conflicts of laws thereof.




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                  If you accept and agree to the foregoing, please signify by signing and returning a counterpart of this letter, whereupon this letter will become a binding Employment Agreement between you and the Company as of the Effective Time.

                                            Very truly yours,

                                            JILLIAN'S ENTERTAINMENT CORPORATION



                                            By:
                                               --------------------------------
                                               Name:  Steven L. Foster
                                               Title: Chairman of the Board and
                                                       Chief Executive Officer

Accepted and agreed to:


--------------------------------
Daniel M. Smith